SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 11, 2003 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     The following consists of Deere & Company's press release dated February 11, 2003 concerning first-quarter of fiscal 2003 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ NATHAN J. JONES Senior Vice President and Chief Financial Officer

Dated: February 11, 2003

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(20)	Press release and supplemental financial information	Pg. 5

Deere & Company One John Deere Place, Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com

NEWS RELEASE
For immediate release: 11 February 2003
Contact: Greg Derrick, Deere & Company 309-765-5290

Deere Reports Improved Results for First Quarter

● First-quarter net income rises to $68 million vs. year-ago net loss
● Strong improvement posted by all equipment businesses
● European operations continue making positive contribution

       MOLINE, IL (February 11, 2003) Deere & Company today reported net income of $68.0 million, or $0.28 per share, for the first quarter ended January 31, compared with a net loss of $38.1 million, or $0.16 per share, last year.

       "Results for the quarter reflected strong improvement in all our equipment businesses and are especially gratifying in light of market conditions that remain stubbornly weak," commented Robert W. Lane, chairman and chief executive officer. "We are clearly seeing benefit from our efforts to win new customers with advanced new products, while taking cost and asset discipline to an even higher level."

       Worldwide net sales and revenues for the first quarter were $2.794 billion, compared with $2.522 billion for the same period last year. Net sales of the equipment divisions were $2.274 billion, compared with $1.938 billion in last year's first quarter. Equipment sales in the U.S. and Canada rose 17 percent, due to significant increases in the sale of commercial and consumer equipment, and construction and forestry products. Agricultural equipment sales in the region were lower. Overseas sales rose 19 percent for the quarter (11 percent at constant exchange rates), with the increase primarily due to the higher sale of agricultural equipment in Europe and improved construction and forestry sales.

       Deere's equipment operations reported operating profit of $42 million for the quarter, compared with a $135 million operating loss last year. (Operating results exclude the impact of external interest expense, taxes and certain other corporate expenses.) The increase was primarily due to higher sales and production volumes and related manufacturing efficiencies. In addition, results for the quarter benefited from improved price realization and cost and expense reductions. Also, the application of the goodwill non-amortization provisions of FASB Statement No.142 had a favorable pretax impact of $14 million on the quarter's operating profit. The improvement in financial results occurred in spite of higher post-retirement benefit costs, which increased by $75 million pretax for the quarter. Year-ago first-quarter profit was adversely affected by a $16 million pretax charge in connection with closing a factory in Tennessee and a $12 million pretax loss in the equipment operations related to the peso devaluation in Argentina.

Company equipment operations had a net loss of $5.2 million for the quarter, compared with a $110.5 million net loss last year. The improvement was primarily due to the operating factors noted above.

Summary of Equipment Operating Profit

●

Agricultural Equipment. Compared with last year, division net sales increased 8 percent for the quarter while production volumes were up a similar percentage. Sales increased in Europe, reflecting continued positive response to new products and the translation impact of a stronger exchange rate for the euro currency. Sales to dealers in the U.S. and Canada declined as a result of slower-than-expected retail activity. The retail weakness reflected continuing economic uncertainties, as well as concerns over drought conditions and signup delays for aid under the recent U.S. Farm Bill. Sales were off in Latin America primarily due to the translation impact of a weaker Brazilian currency. On a worldwide basis, operating profit for the quarter was $6 million, compared with an operating loss of $15 million last year. The profit increase was primarily driven by improved price realization, cost reductions, and the impact of higher sales and production volumes in Europe. Partially offsetting these factors was a $49 million pretax increase in post-retirement benefit costs. Last year's first-quarter results were negatively affected by operating losses of $12 million in Argentina related to the peso devaluation.

●

Commercial & Consumer Equipment. Compared with the first quarter last year, division sales were up 35 percent while production volumes more than doubled. Sales for the current period benefited from the shipment of recently introduced products, while last year's sales were negatively affected by deep production and shipment cutbacks made to reduce company and field inventories. Operating profit for the quarter was $23 million, versus an operating loss of $43 million last year. The improvement was mostly due to higher sales and production volumes and related manufacturing efficiencies. Partially offsetting these factors was a $10 million pretax increase in post-retirement benefit costs. The receipt of a fire-insurance settlement benefited last year's operating results.

●

Construction & Forestry. Division sales increased 32 percent for the quarter, while production volumes at core manufacturing facilities were up by a similar percentage. Although retail sales remained below normal, the division was able to better align sales and production volumes with retail demand compared with last year, when dealers were reducing field inventories and rental fleets. In addition, sales for the quarter benefited from the inclusion of sales from the Deere-Hitachi marketing relationship in the U.S. and Canada. First-quarter operating profit rose to $16 million, versus a $66 million operating loss last year. The profit improvement was primarily due to the higher sales and production volumes and related manufacturing efficiencies. Also of benefit was higher price realization as well as cost and expense reductions. Partially offsetting these factors was a $16 million pretax increase in post-retirement benefit costs. Last year's results included a $16 million pretax charge related to the closing of a Tennessee factory.

●

Special Technologies. These operations had a $3 million operating loss for the quarter, compared with an operating loss of $11 million last year. The improvement was primarily due to lower costs and expenses and the absence of goodwill amortization.

       Trade receivables at January 31, 2003, were $2.911 billion, representing 24 percent of the previous 12-month sales, compared with $2.679 billion a year ago, or 25 percent of previous 12-month sales. Approximately $100 million of the increase was due to the fluctuation of exchange rates. Inventories at January 31, 2003, were $1.929 billion versus $1.831 billion a year ago. In both cases, inventories represented 20 percent of prior-year cost of sales. Approximately $25 million of the inventory increase was due to exchange-rate fluctuation.

Summary of Financial Services Net Income

●

Credit. Deere's credit operations had net income of $69.0 million for the quarter, compared with $76.0 million last year. The decrease was primarily due to lower gains resulting from a reduced volume of retail-notes sold and higher administrative expenses related to growth in the portfolio. Partially offsetting these factors was a lower provision for credit losses. Last year's results were negatively affected by after-tax losses of $6 million in Argentina related to the peso devaluation.

●	Health Care. Deere's health-care operations reported net income of $4.3 million compared with $4.6 million last year. The decrease was primarily due to a slightly higher tax rate this year.

Market Conditions & Outlook

       Based on the conditions outlined below, net equipment sales for the second quarter of 2003 are currently forecast to be up 10 to 15 percent from the same period last year, with company-wide net income from $200 million to $250 million. Deere now expects equipment sales to be up by 7 to 9 percent for the year, slightly below earlier estimates. However, full-year net income still is projected to be in the range of $500 million to $600 million as a result of continuing efforts to control costs and asset levels. Economic uncertainties associated with current world events have increased the downside risk to this forecast.

●

Agricultural Equipment. With machinery sales in the U.S. and Canada running well below prior-year levels, industry retail sales for the full year are now expected to be flat for 2003. Factors contributing to the lower sales to date include economic uncertainties, concerns over dry weather and slow signups for assistance under the new Farm Bill. The lag in signups has delayed substantial government payments, which together with last year's reduced harvest, has caused near-term cash-flow pressure for many farmers. Sales activity is expected to pick up in the spring as farmers prepare for planting and start receiving government payments. In other areas, Deere's retail sales in Western Europe are expected to grow in 2003 as the company builds on last year's strong performance and further expands its presence in this important area. Deere sales in South America are forecast to be about the same as last year. As a result of these factors, worldwide sales of John Deere agricultural equipment are forecast to be up 7 to 9 percent for the year.

●

Commercial & Consumer Equipment. Compared with last year, when production and shipping levels were well below retail sales, John Deere commercial and consumer equipment shipments are projected to be up 13 to 15 percent in 2003. Sales are expected to benefit from the success of new products such as the 100-series lawn tractors, which will be available this spring through Deere dealers and Home Depot stores. Production levels are expected to be particularly high early in the year in advance of the important spring selling season.

●

Construction & Forestry. Construction-equipment markets are expected to remain under pressure this year due to lagging business investment and continued weakness in the independent-rental channel. Global forestry markets are expected to remain sluggish as well. Nevertheless, the company has announced two modest price increases in recent weeks, as a period of particularly aggressive discounting for the industry seems to be easing. In this environment, sales of Deere construction and forestry equipment are forecast to be up slightly for 2003 with the full-year inclusion of Hitachi sales, and down slightly without the Hitachi benefit.

●

Credit. Credit results for 2003 are expected to benefit from lower write-offs, further growth in the loan portfolio and stable margins. On this basis, the division continues to expect net income for the year of about $300 million.

New Customers, Continued Discipline to Support Higher Results

       Deere's efforts to expand its customer base, along with a continued focus on asset and operating efficiency, are expected to lead to higher results for the year, according to Lane. "Although retail sales have gotten off to a slow start, we expect to continue benefiting from improved efficiency and advanced new products," he said. "We remain committed to driving sustainable improvements in our financial results and producing higher returns for investors."

John Deere Capital Corporation

       The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

       JDCC's net income was $62.3 million for the first quarter of 2003, compared with $71.9 million last year. The decrease was primarily due to lower gains resulting from a reduced volume of retail-notes sold and higher administrative expenses related to growth in the portfolio. Partially offsetting these factors was a lower provision for credit losses. Last year's results were negatively affected by after-tax losses of $6 million in Argentina related to the peso devaluation.

      Net receivables and leases financed by JDCC were $11.423 billion at January, 31, 2003, compared with $9.978 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months -- including new acquisitions of Deere dealer receivables in Europe - partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $13.732 billion at January 31, 2003, compared with $12.730 billion a year ago.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

       Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

       Forward-looking statements involve certain factors that are subject to change, including for the company's agricultural equipment segment the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather and soil conditions, real estate values, available acreage for farming, the level, complexity and distribution of government farm programs, animal diseases (including further outbreaks of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields and the level of farm product exports (including concerns about genetically modified organisms).

       Factors affecting the outlook for the company's commercial and consumer equipment segment include general economic conditions in the United States, consumer confidence, consumer borrowing patterns and weather conditions. Another important assumption is continued consumer acceptance of the company's new products, including the new 100-series lawn tractors that will be available this spring. Sales of commercial and consumer equipment during the spring are also affected by the severity and timing of weather patterns.

       The number of housing starts is especially important to sales of the company's construction equipment. The levels of public and non-residential construction also impact the results of the company's construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

      All of the company's businesses are affected by general economic conditions in and the political stability of the global markets in which the company operates (including Brazil, Argentina and other South American countries), monetary and fiscal policies of various countries, wars and other international conflicts and the threat thereof, actions by the United States Federal Reserve Board and other central banks, actions by the United States Securities and Exchange Commission and other regulatory bodies, actions by rating agencies, capital market disruptions, investor sentiment, inflation and deflation rates, interest rate levels and currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; oil and energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the company operates. Company results are also affected by significant changes in health care costs and in market values of investment assets, which impact pension expenses.

       The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.

First Quarter 2003 Press Release (millions of dollars and shares except per share amounts)

	Three Months Ended January 31

	2003	2002	% Change

Net sales and revenues:
Agricultural equipment net sales	$1,271	$1,180	+8
Commercial and consumer
equipment net sales	483	358	+35
Construction and forestry net sales	512	387	+32
Other net sales	8	13	-38

Total net sales *	2,274	1,938	+17
Credit revenues	323	375	-14
Other revenues	197	209	-6

Total net sales and revenues *	$2,794	$2,522	+11

Operating profit (loss): **
Agricultural equipment	$6	$(15)
Commercial and consumer equipment	23	(43)
Construction and forestry	16	(66)
Credit	107	118	-9
Other	4	(5)

Total operating profit (loss) *	156	(11)
Interest, corporate expenses
and income taxes	(88)	(27)	+226

Net income (loss)	$68	$(38)

Per share:
Net income (loss) - basic	$.28	$(.16)
Net income (loss) - diluted	$.28	$(.16)

*		Includes overseas equipment operations
Net sales	$724	$610	+19
Operating profit	$47	$16	+194

**

In the first quarter of 2002, the operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry and other segments included pretax goodwill amortization of $3, $4, $4 and $3, respectively, for a total of $14. In the first quarter of 2002, the operating profit (loss) of the commercial and consumer equipment and construction and forestry segments also included pretax costs for special items related to restructuring of $1 and $16, respectively, for a total of $17.

	January 31, 2003	October 31, 2002	January 31, 2002
Consolidated:
Trade accounts and notes
receivable - net	$2,911	$2,734	$2,679
Inventories	$1,929	$1,372	$1,831

Financial Services:
Financing receivables and
leases financed - net	$10,381	$10,604	$9,398
Financing receivables and
leases administered - net	$12,820	$13,225	$12,308

Average shares outstanding	239.2	238.2	237.5

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended January 31, 2003 and 2002 (In millions of dollars except per share amounts) Unaudited

	2003	2002

Net Sales and Revenues
Net sales	$2,273.7	$1,937.5
Finance and interest income	310.9	339.3
Health care premiums and fees	151.0	161.5
Other income	58.0	83.8

Total	2,793.6	2,522.1

Costs and Expenses
Cost of sales	1,857.4	1,678.6
Research and development expenses	117.5	127.2
Selling, administrative and general expenses	357.3	365.8
Interest expense	152.0	161.9
Health care claims and costs	120.4	133.3
Other operating expenses	83.5	108.8

Total	2,688.1	2,575.6

Income (Loss) of Consolidated Group
Before Income Taxes	105.5	(53.5)
Provision (credit) for income taxes	37.5	(24.5)

Income (Loss) of Consolidated Group	68.0	(29.0)

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.1	(.9)
Other	(.1)	(8.2)

Total		(9.1)

Net income (loss)	$68.0	$(38.1)

Per Share:
Net income (loss) - basic	$.28	$(.16)
Net income (loss)- diluted	$.28	$(.16)

See Notes to Interim Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited

	January 31	October 31	January 31
	2003	2002	2002

Assets
Cash and cash equivalents	$3,553.4	$2,814.9	$2,364.8
Marketable securities	187.7	189.2	205.0
Receivables from unconsolidated
affiliates	296.0	265.8	296.6
Trade accounts and notes
receivable - net	2,911.3	2,733.6	2,678.6
Financing receivables - net	8,893.4	9,067.5	7,635.6
Other receivables	282.5	426.4	421.8
Equipment on operating leases - net	1,513.9	1,609.2	1,817.1
Inventories	1,929.3	1,371.8	1,830.7
Property and equipment - net	2,001.9	1,998.3	2,016.1
Investments in unconsolidated affiliates	176.2	180.6	191.3
Goodwill	830.9	804.0	836.6
Other intangible assets - net	90.5	90.9	27.4
Prepaid pension costs	51.4	49.6	668.2
Other assets	642.3	582.1	408.8
Deferred income taxes	1,492.8	1,490.1	908.1
Deferred charges	100.1	94.0	99.5

Total assets	$24,953.6	$23,768.0	$22,406.2

Liabilities and Stockholders' Equity
Short-term borrowings	$4,170.1	$4,437.3	$6,455.9
Payables to unconsolidated
affiliates	64.4	64.0	13.3
Accounts payable and accrued
expenses	2,834.2	3,142.2	2,727.7
Health care claims and reserves	102.2	92.8	112.5
Accrued taxes	117.2	87.4	66.5
Deferred income taxes	24.8	24.5	17.8
Long-term borrowings	10,469.7	8,950.4	6,407.4
Retirement benefit accruals
and other liabilities	3,914.1	3,806.2	2,662.7

Total liabilities	21,696.7	20,604.8	18,463.8
Stockholders' equity	3,256.9	3,163.2	3,942.4

Total liabilities and stockholders' equity	$24,953.6	$23,768.0	$22,406.2

See Notes to Interim Financial Statements.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS For the Three Months Ended January 31, 2003 and 2002 (In millions of dollars) Unaudited

	2003	2002

Cash Flows from Operating Activities
Net income (loss)	$68.0	$(38.1)
Adjustments to reconcile net income (loss) to net cash
used for operating activities	(605.4)	(305.0)

Net cash used for operating activities	(537.4)	(343.1)

Cash Flows from Investing Activities
Collections of receivables	2,233.3	2,220.5
Proceeds from sales of financing receivables	292.0	1,702.8
Proceeds from maturities and sales of marketable securities	9.8	10.8
Proceeds from sales of equipment on operating leases	107.7	75.4
Proceeds from sales of businesses	22.5	50.3
Cost of receivables acquired	(2,282.7)	(2,413.8)
Purchases of marketable securities	(7.4)	(40.9)
Purchases of property and equipment	(48.4)	(68.2)
Cost of operating leases acquired	(76.9)	(68.6)
Acquisitions of businesses, net of cash acquired	(4.0)	(4.6)
Decrease (increase) in receivables with unconsolidated affiliates	(4.6)	5.2
Other	(.4)	132.5

Net cash provided by investing activities	240.9	1,601.4

Cash Flows from Financing Activities
Increase in short-term borrowings	62.4	118.1
Proceeds from long-term borrowings	1,842.4	734.4
Principal payments on long-term borrowings	(857.2)	(728.3)
Proceeds from issuance of common stock	19.8	11.2
Repurchases of common stock	(.4)	(.7)
Dividends paid	(52.5)	(51.7)
Other	(1.2)	(1.2)

Net cash provided by financing activities	1,013.3	81.8

Effect of Exchange Rate Changes on Cash	21.7	(5.3)

Net Increase in Cash and Cash Equivalents	738.5	1,334.8
Cash and Cash Equivalents at Beginning of Period	2,814.9	1,030.0

Cash and Cash Equivalents at End of Period	$3,553.4	$2,364.8

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31

	2003	2002

Dividends declared	$.22	$.22
Dividends paid	$.22	$.22

(2)

The calculation of basic net income per share is based on the average number of shares outstanding during the three months ended January 31, 2003 and 2002 of 239.2 million and 237.5 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income (loss), which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31

	2003	2002

Net income (loss)	$68.0	$(38.1)

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	58.2	11.4

Unrealized gain on investments	3.3	.1

Unrealized gain (loss) on derivatives	(3.5)	17.7

Comprehensive income (loss)	$126.0	$(8.9)

(4)

The consolidated financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. The supplemental "Financial Services" data in Note 5 include Deere & Company's credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended January 31, 2003 and 2002
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Net Sales and Revenues
Net sales	$2,273.7	$1,937.5
Finance and interest income	20.2	17.8	$339.6	$362.7
Health care premiums and fees			155.7	165.8
Other income	38.3	43.5	30.8	51.0

Total	2,332.2	1,998.8	526.1	579.5

Costs and Expenses
Cost of sales	1,861.2	1,682.0
Research and development expenses	117.5	127.2
Selling, administrative and general expenses	254.5	258.9	104.2	109.1
Interest expense	54.5	53.8	105.7	115.2
Interest compensation to Financial Services	40.7	34.0
Health care claims and costs			120.4	133.3
Other operating expenses	11.8	21.7	82.3	96.6

Total	2,340.2	2,177.6	412.6	454.2

Income (Loss) of Consolidated Group
Before Income Taxes	(8.0)	(178.8)	113.5	125.3
Provision (credit) for income taxes	(2.8)	(68.3)	40.3	43.8

Income (Loss) of Consolidated Group	(5.2)	(110.5)	73.2	81.5

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	69.0	76.0	.1	(.9)
Other	4.2	(3.6)

Total	73.2	72.4	.1	(.9)

Net income (loss)	$68.0	$(38.1)	$73.3	$80.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES

	January 31 2003	October 31 2002	January 31 2002	January 31 2003	October 31 2002	January 31 2002

Assets
Cash and cash equivalents	$3,148.2	$2,638.5	$1,868.4	$405.3	$176.3	$496.4
Cash equivalents deposited with unconsolidated subsidiaries	106.5	790.8

Cash and cash equivalents	3,254.7	3,429.3	1,868.4	405.3	176.3	496.4
Marketable securities				187.7	189.2	205.0
Receivables from unconsolidated subsidiaries and affiliates	182.1	220.1	20.3	267.7	259.8	357.7
Trade accounts and notes receivable - net	674.7	909.4	906.3	2,585.8	2,137.7	2,098.8
Financing receivables - net	14.5	60.1	44.8	8,878.9	9,007.4	7,590.8
Other receivables	117.5	279.1	238.2	165.1	147.3	183.6
Equipment on operating leases - net	12.0	12.4	9.6	1,501.9	1,596.8	1,807.5
Inventories	1,929.3	1,371.8	1,830.7
Property and equipment - net	1,967.1	1,963.4	1,977.1	34.9	34.9	39.0
Investments in unconsolidated subsidiaries and affiliates	2,330.8	2,248.5	2,333.1	2.8	7.7	5.8
Goodwill	830.7	803.9	836.4	.2	.2	.2
Other intangible assets - net	90.1	90.4	26.8	.4	.4	.6
Prepaid pension costs	51.4	49.6	668.2
Other assets	229.2	208.1	161.6	413.1	374.0	247.1
Deferred income taxes	1,579.7	1,576.3	973.4	1.5	1.8	1.1
Deferred charges	75.7	73.4	86.2	26.7	20.6	13.4

Total assets	$13,339.5	$13,295.8	$11,981.1	$14,472.0	$13,954.1	$13,047.0

Liabilities and Stockholders' Equity
Short-term borrowings	$501.6	$398.1	$785.5	$3,668.5	$4,039.2	$5,670.3
Payables to unconsolidated subsidiaries and affiliates	72.1	79.4	91.3	252.7	989.7	3.6
Accounts payable and accrued expenses	2,515.2	2,800.7	2,274.2	670.5	654.9	780.0
Health care claims and reserves				102.2	92.8	112.5
Accrued taxes	96.8	83.2	50.7	20.3	4.2	15.8
Deferred income taxes	9.9	9.5	3.1	103.3	102.9	81.0
Long-term borrowings	3,008.0	2,988.8	2,202.9	7,461.7	5,961.5	4,204.5
Retirement benefit accruals and other liabilities	3,879.0	3,772.9	2,631.0	35.1	33.3	31.6

Total liabilities	10,082.6	10,132.6	8,038.7	12,314.3	11,878.5	10,899.3
Stockholders' equity	3,256.9	3,163.2	3,942.4	2,157.7	2,075.6	2,147.7

Total liabilities and stockholders' equity	$13,339.5	$13,295.8	$11,981.1	$14,472.0	$13,954.1	$13,047.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) CONDENSED STATEMENT OF CASH FLOWS For the Three Months Ended January 31, 2003 and 2002 (In millions of dollars) Unaudited
	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Cash Flows from Operating Activities
Net income (loss)	$68.0	$(38.1)	$73.3	$80.6
Adjustments to reconcile net income (loss) to net cash
provided by operating activities	(370.7)	(429.4)	112.7	47.8

Net cash provided by (used for) operating activities	(302.7)	(467.5)	186.0	128.4

Cash Flows from Investing Activities
Collections of receivables	44.6	18.2	3,631.2	3,339.6
Proceeds from sales of financing receivables			292.0	1,702.8
Proceeds from maturities and sales of marketable securities			9.8	10.8
Proceeds from sales of equipment on operating leases		.7	107.7	74.8
Proceeds from sales of businesses	22.5	50.3
Cost of receivables acquired	(.2)	(14.3)	(4,141.3)	(3,409.5)
Purchases of marketable securities			(7.4)	(40.9)
Purchases of property and equipment	(48.0)	(66.4)	(.3)	(1.8)
Cost of operating leases acquired	(.1)	(.7)	(76.8)	(67.9)
Acquisitions of businesses, net of cash acquired	(4.0)	(2.4)		(2.3)
Decrease (increase) in receivables with unconsolidated affiliates			(7.9)	16.7
Other	2.7	5.5	(2.8)	126.9

Net cash provided by (used for) investing activities	17.5	(9.1)	(195.8)	1,749.2

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	84.0	56.6	(21.7)	61.6
Change in intercompany receivables/payables	51.4	288.4	(735.7)	(1,931.7)
Proceeds from long-term borrowings	.4	3.5	1,842.0	730.9
Principal payments on long-term borrowings	(6.7)	(53.3)	(850.5)	(675.0)
Proceeds from issuance of common stock	19.8	11.2
Repurchases of common stock	(.4)	(.7)
Dividends paid	(52.5)	(51.7)	(1.2)	(142.8)
Other	(1.2)	(1.2)

Net cash provided by (used for) financing activities	94.8	252.8	232.9	(1,957.0)

Effect of Exchange Rate Changes on Cash	15.8	(6.4)	5.9	1.1

Net Increase (Decrease) in Cash and Cash Equivalents	(174.6)	(230.2)	229.0	(78.3)
Cash and Cash Equivalents at Beginning of Period	3,429.3	2,098.6	176.3	574.7

Cash and Cash Equivalents at End of Period	$3,254.7	$1,868.4	$405.3	$496.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.